Exhibit 10.1

SALE AND PURCHASE AGREEMENT FOR COMMERCIAL LAND

THIS AGREEMENT ("Agreement") is made and entered into by and between Procyon Corporation, a Colorado corporation ("Seller") and Matthew Tolba and/or assigns ("Buyer").

RECITALS

A. Seller is the owner of fee simple title to real property located at 1300 S. Highland Avenue, Clearwater, Florida 33756 which property is more particularly described on Exhibit "A" attached hereto and made a part hereof, together with all improvements thereon, if any (collectively, the "Property").

8.    Buyer wishes to purchase and Seller desires to sell the Property pursuant to the terms stated herein.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants, representations warranties and agreements contained herein, and for other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged by all the parties, it is agreed as follows:

TERMS

1.            Incorporation of Recitals. The Recitals to this Agreement are hereby incorporated into and made a part of this Agreement.

2.            Purchase Price and Terms of Payment. The purchase price ("Purchase Price") for the Property is Seven Hundred Forty Thousand and No/100ths ($740,000.00) Dollars. The Purchase Price shall be paid by Buyer as follows:

A.           Within two (2) business days after the Effective Date (as defined hereinbelow) of this Agreement, Buyer shall deposit Fifty Thousand and No/100ths ($50,000.00) Dollars ("Earnest Money Deposit") with Macfarlane, Ferguson & McMullen, P.A. ("Escrow Agent").

B.           At the end of the inspection period, if Buyer has not cancelled the Agreement, Buyer shall deposit an additional $50,000.00 (the "Additional Deposit") with Escrow Agent.

C.           At Closing, the Earnest Money Deposit and any other deposit(s) which may be made by Buyer hereunder will be disbursed by the Escrow Agent to the Seller and applied against the Purchase Price, and the balance of the Purchase Price shall be paid to Seller by wired funds.

3.            Conveyance and Title. Subject to the terms and conditions of this Agreement and for the consideration set forth herein, Seller agrees to convey, transfer, assign, sell and deliver to Buyer at Closing all of the following:

A.           Fee Simple Title to the Property by Special Warranty Deed free and clear of any lien or claim except subject to taxes for the current year and the Permitted Exceptions (defined below). Seller hereby agrees to satisfy and discharge any liens on the Property prior to or at Closing.

B.           All of Seller's right, title and interest, if any in and to all easements, privileges, licenses, reservations, permits, approvals, authorizations, rights-of-way, consents and other use rights, interests and privileges owned or used by Seller in connection with the Property.

C.           Possession of the Property unencumbered by any leasehold and/or possessory interest of any kind by any third party unless expressly stated in this Agreement.

4.           Verification of Title. Within fifteen (15) days after the Effective Date, Seller shall obtain a title insurance commitment ("Commitment”) issued by a title insurance company selected by Seller ("Title Company") agreeing to provide, on the current ALTA marketability policy form, an owners' title insurance policy ("Title Policy") in an amount not less than the Purchase Price, which shall show insurable fee simple title to the Property to be vested in Seiler and shall name Buyer as the proposed insured and shall deliver the commitment to Buyer. Seller shall pay the costs of the Commitment and of the Title Policy including any title examination or investigation fees and the costs for the premium for the Title Policy to be issued pursuant to the Commitment. Buyer shall be entitled to make objections to title if (i) the form of the Commitment is other than as described in this paragraph, or (ii) the Commitment reveals any exceptions to title (other than the lien of taxes not yet due and payable) that are not acceptable to Buyer in its sole discretion. Buyer shall notify Seller of any ti11e objections within ten (10) days of receipt of the Commitment and Seller shall have ten (10) days after the receipt of Buyer's objections within which to resolve Buyer's title objections. In the event Seller is unable to satisfy Buyer's objections within said time period, Buyer may elect to cancel this Agreement, in which event Escrow Agent shall immediately return to Buyer the Earnest Money Deposit and any other deposit(s) made by Buyer, or Buyer may waive in writing its title objections and accept the condition of title. Title exceptions (exclusive of any liens, all of which Seller hereby agrees to satisfy on or before Closing, except in the event any such lien is contested by Seller in which event Seller shall obtain a bond securing payment of such lien) approved or accepted in writing by Buyer shall hereinafter be referred to as "Permitted Exceptions".

5.           Survey and Legal Description. Prior to Closing, Buyer may, at Buyer's sole cost and expense, cause an accurate survey ("Survey") of the Property to be made by a reputable and competent registered land surveyor and such Survey shall be delivered to Buyer. Upon review and approval by Seller, the legal description of the Property contained in the Survey shall be used in the Deed and in the Commitment and Title Policy. The same examination, objection and cure periods and termination rights as are provided in paragraph 4 hereinabove for title matters shall apply to the Survey.

6.            Inspections, Approvals and Easements.

A.           Inspection and Cooperation.

1.           Buyer, and its designees, shall have thirty (30) days after the Effective Date ("Inspection Period") to do all things such as tests, inspections, studies and investigations (hereinafter referred to as the "Inspection Rights") as may be deemed appropriate by Buyer in its sole and absolute discretion to determine whether or not the Property is suitable for Buyer's purposes and whether or not it is in Buyer's best interest to consummate the transaction contemplated by this Agreement.

2.           Seller hereby grants to Buyer and its designees the right to enter upon the Property to exercise the Inspection Rights in order to determine whether the Property is suitable for Buyer's purposes, and Seller hereby agrees to cooperate with Buyer and to execute any applications or other documents reasonably requested by Buyer in connection with the Inspection Rights provided that Seller incurs no cost in connection therewith (except as may be otherwise set forth in this Agreement). Any tests conducted in connection with the Inspection Rights shall be conducted so as not to damage the Property. Buyer agrees to repair or restore the Property to the same or better condition as existed prior to Buyer's entry thereon promptly. All such entries onto the Property shall be at the risk of Buyer, and Seller shall have no liability for any injuries sustained by Buyer or any of Buyer's agents or contractors. Buyer agrees to indemnify and hold Seller harmless from any and all loss, claim, action, demand or liability which may arise against the Seller or the Property by virtue of Buyer exercising its Inspection Rights.

3.          Within ten (10) days after the Effective Date, Seller shall provide, at its cost, to Buyer any and all surveys, studies, test/inspection results, plans, reports and any other materials which Seller has in its possession and which relate to the condition and/or development of the Property to assist Buyer in the exercise of its Inspection Rights.

4.           In the event Buyer determines in its sole discretion that it is not in Buyer's best interest to consummate the transaction contemplated by this Agreement, Buyer may cancel this Agreement by delivering notice of such election to Seller at or prior to the expiration of the Inspection Period, in which event the Earnest Money Deposit held by Escrow Agent shall be immediately returned to Buyer. Buyer's failure to cancel this Agreement prior to the expiration of the Inspection Period shall be conclusive evidence of its determination that the Property is acceptable to Buyer (subject to the Permitting Due Diligence Period), in which event Buyer's Earnest Money Deposit, and the Additional deposit (collectively, the "Deposits") shall be deemed nonrefundable to Buyer and shall only be returned to Buyer in the event Seller fails, neglects or refuses to perform in accordance with this Agreement. If Buyer terminates the Agreement, Buyer shall deliver copies of all surveys, tests, reports, etc. to Seller.

7.            Credit for Roof. At Closing, Buyer shall receive a $15,000.00 credit for roof repairs, that will be made by Buyer at the Closing.

8.            Closing. The closing of this transaction ("Closing") shall take place within thirty (30) days after the expiration of the Inspection Period. If Closing occurs, the Deposits shall be credited against the Purchase Price at Closing. Closing shall be via mail and wire transfer of funds.

9.            Adjustments and Proratlons. The following are to be prorated and apportioned as of the date of Closing and shall be adjusted against the Purchase Price:

A.           Real estate taxes for the year of Closing shall be prorated through the date of Closing. If the taxes for the current year cannot be ascertained, those of 1he previous year shall be used, giving due allowance for the maximum discount allowable by law. If taxes are prorated using the prior year's tax, Buyer and Seller agree that there will be no re-proration of taxes after Closing.

B.           All liens or assessments, special or otherwise, against the Property, as of the date of Closing, shall be paid in full by Seller.

C.           Any water, electricity or other utility charges for services furnished to the Property through the late of Closing shall be paid by Seller.

D.           Real estate taxes for tax years preceding the date of the Closing shall be paid by Seller.

10.         Expenses of Closing. The Seller shall pay and be responsible for the following costs: (i) documentary stamp taxes or transfer taxes on the transfer of the Property; (ii) the cost of the Title Commitment and the premiums for the Owner's Title Policy and (iii) the cost of preparing and recording any corrective instruments. The Buyer shall pay and be responsible for the following costs: (i) the cost of the Survey; (ii) the cost of recording the deed; and (iii) all costs associated with the Buyer's financing obtained in connection with this transaction. Each party shall be responsible for its own attorney's fees and costs, except as provided otherwise by this Agreement.

11.          Closing Documents.

A.           Seller shall execute and/or deliver the following documents at Closing:

1.            Special Warranty Deed, subject only to the Permitted Exceptions;

2.            Seller's affidavit as may be required by the Title Company to remove the standard mechanic's lien, possession and gap exceptions from the Title Policy;

3.            The closing statement itemizing the dollar amounts of all financial matters related to the Closing, including the adjustments and prorations provided herein;

4.            A FIRPTA affidavit;

5.            Such other documents as may be required, necessary or useful in consummating the transaction contemplated by this Agreement.

B.           Buyer shall execute and/or deliver the following at Closing:

1.            The balance of the Purchase Price;

2.            The closing statement itemizing the dollar amounts of all financial matters related to the Closing, including the adjustments and prorations provided for herein, and

3.            Such other documents as may be required, necessary or useful in consummating the transaction contemplated by this Agreement.

12.        Environmental. In the event the Property or adjacent property is identified as having or suspected of being environmentally contaminated during the Inspection Period, Buyer shall, at its sole cost and discretion, have such environmental tests performed on the Property as Buyer deems necessary in order to determine the type and magnitude of such contamination and the steps necessary to remediate the Property. Buyer acknowledges that Seller will have no liability for the environmental condition of the Property after the Closing. Buyer shall indemnify and hold Seller harmless for any liability arising out of the environmental condition of the Property.

13.          Seller Representations, Warranties and Covenants.

A.           Seller represents that water, sanitary sewer, storm sewer and other utilities are available at the boundary of the Property or in a right of way adjacent thereto.

B.           The Property has a history of use as a gas station. However, the Florida Department of Environmental Protection has inspected the Property and has issued a "No Further Action" letter to Seller.

C.           Seller hereby represents to Buyer that it has the full power and authority to make, deliver, enter into and perform pursuant to this Agreement. Seller further warrants and represents that this Agreement is valid, binding and enforceable against Seller in accordance with its terms.

14.         Brokerage Commission. Each party represents to the other that no broker has been involved in this transaction, except Jenkins Property Advisors, Inc. and Charles Ruttenburg Realty. At Closing, a commission of six percent (6%) of the purchase price (less the cost of the roof repairs) shall be paid to the brokers by Seller. It is agreed that each such party to this Agreement whose actions or alleged actions or commitments form the basis of any additional claim for a brokerage commission, agrees to indemnify and hold harmless the other party hereto from and adjust any and all such claims or demands with respect to any brokerage fees or agent's commissions or other compensation asserted by any person, firm or corporation in connection with this Agreement or the transaction contemplated hereby.

15.          Establishment of Escrow.

A.          Buyer and Seller both hereby acknowledge and agree that Escrow Agent shall hold and deliver the Earnest Money Deposit and all other deposits which may be made under this Agreement in accordance with the terms and conditions of this Agreement and that Escrow Agent shall be relieved of all liability and held harmless by both Seller and Buyer in the event Escrow Agent makes any disbursement of such monies in accordance with the terms and provisions of this Agreement. Escrow Agent shall be relieved from any responsibility or liability and held harmless by both Buyer and Seller in connection with the discharge of any of Escrow Agent's duties hereunder provided that Escrow Agent exercises ordinary and reasonable care in the discharge of such duties. In the event of any dispute between the Buyer and Seller as to the disbursement of such deposit(s), Escrow Agent shall have the right to deliver the deposit(s) into the registry of a court of competent jurisdiction and, upon such deliver, Escrow Agent shall be discharged from any and all further obligations and liabilities hereunder.

B.           If the deposit(s) is to be placed in an interest-bearing account, it shall be placed in an interest-bearing account of a federally insured financial institution. All interest earned on the deposit(s) shall belong to the party to whom the deposit(s) are disbursed unless the Buyer defaults, in which event all interest earned on the deposit(s) shall belong to the Seller. Buyer's federal tax identification number shall be supplied to Escrow Agent. Escrow Agent shall not be obligated to place the deposit(s) in an interest-bearing account unless requested to do so by Buyer and until the Escrow Agent has been provided with Buyer's federal tax identification number. Escrow Agent shall not be responsible for any fluctuations in interest rate paid on the deposit(s) or for penalties due to early withdrawal.

16.         Buyer's Default. In the event of a default by Buyer under this Agreement, Buyer's Earnest Money Deposit and any other deposit(s) made by Buyer hereunder together with any interest earned thereon shall be paid to Seller as liquidated damages in full settlement of all claims of Seller against Buyer arising out of this Agreement.

17.         Seller's Default. In the event of a default by Seller under this Agreement or if Seller's warranties and representations contained herein are not correct, Buyer shall be entitled to a return of the Earnest Money Deposit and any additional deposits or extension fees which may have been made by Buyer hereunder plus any interest accrued thereon as liquidated damages in full settlement of all claims of Buyer against Seller arising out of this Agreement, or Buyer may seek specific performance of this Agreement.

18.         Warranties and Representations of Buyer. Buyer hereby warrants and represents to Seller that it is in existence and in good standing and that it has full power and legal authority to enter into this Agreement for the purchase of the Property. Buyer further warrants and represents that neither its execution of this Agreement nor the consummation of the transaction contemplated by this Agreement will result in a breach of, or violation of, any agreement or covenant to which Buyer is signatory or is otherwise bound.

19.          Risk of Loss. Seller shall maintain the Property between the date of this Agreement and the date of Closing in the same condition in which it existed as of the date of this Agreement, ordinary wear and tear excepted. All risk of loss or damage to the Property by fire, windstorm, casualty or other cause is assumed by Seller until Closing. Notwithstanding the foregoing, in the event of any damage or other casualty to the Property prior to Closing, Seller shall immediately give notice of the same to Buyer, and Buyer shall be entitled to cancel this Agreement or close hereunder without any reduction in the Purchase Price except that Seller shall assign without recourse or warranty to Buyer any insurance proceeds payable to Seller with respect to such damage or casualty. In the event Buyer cancels this Agreement due to such damage or casualty, the Earnest Money Deposit and any additional deposit(s) or extension fees made by Buyer together with any interest earned thereon shall be refunded to Buyer.

20.         Condemnation. If any authority having the right of eminent domain shall commence negotiations with Seller or shall commence legal action against Seller for the damaging, taking or acquiring of all or any part of the Property either temporarily or permanently, by condemnation or by exercise of the right of eminent domain, Seller shall immediately give notice of the same to Buyer. Upon the occurrence of any of the foregoing events, Buyer shall have the right, at its option, to terminate this Agreement by giving notice thereof to Seller on or before the date of Closing, in which event Buyer shall be released of all further obligations hereunder and Buyer's Earnest Money Deposit and any additional deposit(s) and extension fees made by Buyer together with any interest earned thereon shall be returned to the Buyer. If Buyer does not so terminate this Agreement, the Purchase Price for the Property shall be reduced by the total of any awards, settlement proceeds, or other proceeds received by the Seller prior to dale of Closing with respect to any damaging, taking or acquiring. At the Closing, Seller shall assign to Buyer all rights of Seller in and to any such awards, settlement proceeds or other proceeds which are payable at or after the date of Closing. The risk of condemnation or eminent domain shall be borne by the Seller until the date of Closing. In the event of any negotiations with any authority regarding the payment of any awards or other sums or regarding any settlement on account of any damaging, taking or acquiring through condemnation or eminent domain, Seller will inform Buyer of all such negotiations of which Seller has notice and will permit Buyer to take part therein.

21.         Notice. All notices required or allowed by this Agreement shall be delivered in person, by third party courier (including overnight courier service such as Federal Express) or by certified mail, return receipt requested, postage prepaid, addressed to the party or person to whom notice is to be given, at the following addresses:

To Seller:	Procyon Corporation
ATTN: Justice Anderson
Address: 1300 S. Highland Ave., Clearwater, Florida 33756
Telephone: (800) 448-9599 ext. 204
Email: jwa@amerxhc.com

With a Copy to:	Macfarlane Ferguson & McMullen, P.A.
ATTN: J. Matthew Marquardt, Esq.
Address: 625 Court Street, Suite 200, Clearwater, Florida 33757
Telephone: (727)-441-8966
Fax: 727-442-8470

To Buyer:	Matthew Tolba
Address: 3121 Gulf Blvd., Belleair Beach, Florida 33786
Telephone: (727)-417-1605
Email: matthewtolba@gmail.com

Notice shall be deemed to have been given upon (a) receipt by recipient if personally delivered, (b) delivery to a recognized courier, delivery service such as Federal Express, or postmark by the U.S. Postal Service; provided, however, a copy of said notice shall also be transmitted via facsimile on the date of delivery to any of the above.

22.         Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the Property described herein. This Agreement may not be amended or modified orally. All understandings and agreements heretofore between the parties with respect to the Property are merged in this Agreement, which alone fully and completely expresses their understanding. Handwritten and initialed provisions shall supersede typewritten provisions.

23.          No Waiver. No waiver of any provision of this Agreement shall be effective unless it is in writing and signed by the party against whom it is asserted and any such written waiver shall only be applicable to the specific instance to which it relates and shall not be deemed to be a continuing or future waiver.

24.         Amendments. This Agreement may not be amended, modified, altered or changed in any respect whatsoever except in writing duly executed by the parties hereto.

25.           Assignment. Buyer shall have the right to assign this Agreement.

28.          Captions. The captions of this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision hereof.

26.         Successors. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, assigns and legal representatives.

27.           Time. Time is of the essence with respect to all matters contained herein. Whenever any time period is to be computed hereunder, the day from which the period shall run is not to be included, and any period ending on a Saturday, Sunday or legal holiday will be extended to the next business day.

28.          Counterparts. This Agreement may be executed in counterparts by the parties hereto and each shall be considered an original, but all such counterparts shall be construed together as representing one agreement between the parties hereto.

29.          Effective Date. The effective date ("Effective Date") of this Agreement shall be the later of (i) the last date that either Buyer or Seller executes this Agreement; or (ii) the last date that either·Buyer or Seller has initialed any modifications to the form of this Agreement.

30.         Validity. In the event any term or provision of this Agreement is determined by appropriate judicial authority to be illegal or otherwise invalid, such provision shall be given its nearest legal meaning or be construed or deleted as such authority determines, and the remainder of this Agreement shall remain in full force and effect.

31.          No Recordation. Neither this Agreement nor any notice or memorandum thereof shall be recorded in the public records of any jurisdiction.

32.         Miscellaneous. Whenever used, the singular number shall include the plural; the plural number shall include the singular; and the use of any gender shall include all genders.

33.          Governing Law. This Agreement shall be governed by the laws of the State of Florida.

[SIGNATURES APPEAR ON FOLLOWINGPAGE]

[SIGNATURE PAGE TO PSA]

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates specified below.

WITNESSES:	BUYER

/s/ Ailene White	/s/ Matthew Tolba
Print Name: Ailene White	Matthew Tolba

Date 4/9/2021

/s/ Eneida Vicario
Print Name: Eneida Vicario

WITNESSES:	SELLER

/s/ James B Anderson	PROCYON CORPORATION, a Colorado Corporation
Print Name: James B Anderson

By: /s/ Justice W. Anderson
/s/ Jennifer Creel	Justice Anderson, President
Print Name: Jennifer Creel

EXHIBIT "A"

JOINDER BY ESCROW AGENT

The Escrow Agent acknowledges receipt of the Earnest Money Deposit (if paid by check, subject to clearance) in the amount of $50,000.00 and agrees to act as Escrow Agent in accordance with the terms of the foregoing Agreement.

Macfarlane Ferguson & McMullen, P.A.

By: /s/ J. Matthew Marquardt, Esq
J. Matthew Marquardt, Esq.

Date Executed: 4/08/2021

Exhibits and Schedules Attached

Exhibit "A"                   Legal Description of Property